AGREEMENT

This agreement (this "Agreement"), dated as of September 21, 2022, is being entered into by and between OceanPal Inc., a Marshall Islands corporation ("OceanPal"), and Diana Shipping Inc., a Marshall Islands corporation ("Diana Shipping"). OceanPal and Diana Shipping are sometimes referred to herein collectively as the "Parties," and individually, a "Party."

RECITALS

WHEREAS, OceanPal and Diana Shipping, each acting through a separate wholly-owned subsidiary, entered into a Memorandum of Agreement, dated June 13, 2022 (together with any addenda and/or annexes and/or side letters and/or supplemental agreements called the "MOA"), pursuant to which Diana Shipping agreed to sell to OceanPal, and OceanPal agreed to purchase from Diana Shipping, a 2005-buit Capesize dry bulk vessel, the *m/v Baltimore*, for aggregate consideration of USD$22.0 million (the "Purchase Price"), of which 20% of the Purchase Price, or $4.4 million, was paid in cash upon signing of the MOA, and 80% of the Purchase Price, or $17.6 million, is payable upon delivery of the vessel in the form of shares of a new series of preferred stock of OceanPal;

WHEREAS, the Parties have agreed that the share-based component of the Purchase Price shall be settled upon OceanPal's issuance of 25,000 shares of its 7.00% Series D Cumulative Convertible Perpetual Preferred Stock (the "Series D Preferred Stock") to Diana Shipping; and

WHEREAS, the Parties wish to enter into this Agreement to set forth their understanding and mutual agreements with respect to the possible listing of the Series D Preferred Stock.

NOW, THEREFORE, in consideration of the mutual covenants and premises of the parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Demand Listing.

(a) Within sixty (60) business days of the written request of Diana Shipping, and provided that Diana Shipping owns at least a majority of the then outstanding number of shares of Series D Preferred Stock, OceanPal shall use commercially reasonable efforts to cause the Series D Preferred Stock to be listed on [the national securities exchange (or, if applicable, on the OTC Bulletin Board or any successor trading market) on which its common stock may then be listed and/or quoted (the "Demand Right").

(b) In connection with Diana Shipping's exercise of its Demand Right, Diana Shipping hereby agrees to use its commercially reasonable efforts to cooperate with OceanPal to facilitate the timely submission of the listing application and satisfy one or more of the listing requirements.

(c) The Demand Right shall expire upon the earlier of (i) [the date on which Diana Shipping is no longer the registered owner of any shares of Series D Preferred Stock and (ii) the second anniversary of the date on which the shares of the Series D Preferred Stock are initially issued to Diana Shipping in satisfaction of the share-based component of the Purchase Price (such date, the "Demand Right Termination Date").

2. Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the Parties and supersede any prior agreements and

understandings between the Parties, whether written or oral, which may have related to the subject matter hereof in any way.

3. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Neither Party may assign this Agreement, or any rights or obligations under this Agreement, without the prior written consent of the other Party. Any assignment or purported assignment in violation of this Section shall be null and void.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law principles. Any legal action or proceeding in connection with this Agreement or the performance hereof may be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

5. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

6. Notices. Each notice, consent or request required to be given to a Party pursuant to this Agreement must be given in writing (including prepaid overnight courier or electronic mail) and will be given to such Party at its respective address set forth below or at such other address as such Party may hereafter specify for the purpose by notice to the other Party.

If to Diana Shipping:

Diana Shipping Inc.
Pendelis 16
175 64 Palaio Faliro
Athens, Greece
Attention: Ioannis Zafirakis
Tel: +30 2109470100
Email: izafirakis@dianashippinginc.com

With Copy to:
Edward S. Horton, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Tel: (212) 574-1265
Email: horton@sewkis.com

If to OceanPal:

OceanPal Inc.
Pendelis 26

175 64 Palaio Faliro
Athens, Greece
Attention: Eleftherios Papatrifon
Tel: +30 210 9485360
Email: lpapatrifon@oceanpal.com

With Copy to:
Filana R. Silberberg, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Tel: (212) 574-1308
Email: silberberg@sewkis.com

7. Termination. This Agreement shall terminate upon the Demand Right Termination Date, unless terminated earlier by the mutual written consent of the Parties.

8. Counterparts. This Agreement may be executed in one or more counterparts (including by means of portable document format (pdf) signature pages), each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

OCEANPAL INC.

By: ______________________

Name: Eleftherios Papatrifon

Title: Director and Chief Executive Officer

DIANA SHIPPING INC.

By: ______________________

Name: Ioannis Zafirakis

Title: Director, Chief Financial Officer, Chief Strategy Officer, Treasurer and Secretary